Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621 x.1300

GREEN MOUNTAIN COFFEE ROASTERS APPOINTS SCOTT McCREARY AS CHIEF OPERATING OFFICER

WATERBURY, VERMONT (September 14, 2004) -- Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) announced the appointment of Scott McCreary as Chief Operating Officer, effective September 25, 2004. Mr. McCreary brings more than 20 years of strategic operational and business development experience within the consumer packaged foods industry. He has a proven track record of improving capacity utilization, operating efficiencies, quality and profitability. Mr. McCreary will report to Bob Stiller, President and CEO of Green Mountain. Mr. McCreary will be directly responsible for Operations, Sales & Marketing and Management Information Systems.

"Scott brings an outstanding set of operational and management successes to Green Mountain Coffee. We are particularly impressed by his experience in leading international consumer brand companies," said Mr. Stiller. "He is a seasoned, accomplished executive who will bring valuable insights to leverage our recent investments in plant and equipment, as well as our multiple channel growth strategy. I welcome this additional support in leading the organization. "

Prior to joining Green Mountain Coffee, McCreary was an executive with Unilever North America, most recently the Senior Director of Operations at Ben & Jerry's Homemade, Inc. During his tenure at Ben & Jerry's, he was successful in leading collaborative efforts to identify and implement initiatives to streamline work flow and increase profitability. His previous experience includes positions with Kraft General Foods, M&M Mars and Pillsbury in operations, new product development, and research and development.

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry, and has been recognized by Forbes Magazine for the past four years as one of the "200 Best Small Companies in America." The Company contributes at least five percent of its pre-tax profit annually to support socially responsible initiatives, many of which it has supported for over 10 years. In 2004 Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 5th overall on its list of "100 Best Corporate Citizens," and the Society of Human Resource Management rated the Company as one of the "Best Medium Companies To Work For in America."

Green Mountain Coffee Roasters roasts high-quality arabica coffees and offers over 100 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (http://www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.